FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
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   1. Name and Address of Reporting Person

      United States Surgical Corporation
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      (Last)                      (First)                    (Middle)

      150 Glover Avenue
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                                (Street)

      Norwalk                 Connecticut                     06856
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      (City)                      (State)                      (Zip)

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   2. Date of Event Requiring Statement (Month/Day/Year)

      July 14, 1997
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   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


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  4. Issuer Name and Ticker or Trading Symbol

      Circon Corporation (CCON)
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   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
      (  ) DIRECTOR
      (X ) 10% OWNER
      (  ) OFFICER (GIVE TITLE BELOW)
      (  ) OTHER (SPECIFY TITLE BELOW)
      _____________________________________
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   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
       X  FORM FILED BY ONE REPORTING PERSON
      ---
      ___ FORM FILED BY MORE THAN ONE REPORTING PERSON

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   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   Common Stock        1,000,100 Shares    D

                         973,174 Shares    I              By USS Acquisition
                                                          Corp., a Delaware
                                                          corporation, which
                                                          is a wholly owned
                                                          subsidiary of
                                                          United States
                                                          Surgical
                                                          Corporation.

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   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
      ________________________                  _________________________
          Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      ________________________________        _______________________________
                  Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:


     /s/ THOMAS R. BREMER                              July 22, 1997
   ---------------------------------                 -----------------
   **  SIGNATURE OF REPORTING PERSON                       DATE
       Thomas R. Bremer
       Senior Vice President
       and General Counsel

   _____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).


   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE
   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
   DISPLAYS A CURRENTLY VALID OMB NUMBER.
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